                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                                INCONTROL, INC.
                                      AT
                               $6 NET PER SHARE
                                      BY
                          PEGASUS ACQUISITIONS CORP.
                    AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                              GUIDANT CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON MONDAY, SEPTEMBER 14, 1998, UNLESS THE OFFER IS EXTENDED.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE SHAREHOLDER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE SHAREHOLDER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

  PARENT AND PURCHASER HAVE ENTERED INTO A SHAREHOLDER AGREEMENT WITH CERTAIN STOCKHOLDERS PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH STOCKHOLDERS HAVE AGREED TO TENDER IN THE OFFER, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE SHAREHOLDER AGREEMENT, APPROXIMATELY 9.4% OF THE COMPANY'S OUTSTANDING SHARES (ASSUMING THE EXERCISE OF SUCH STOCKHOLDERS' OPTIONS SUBJECT TO THE SHAREHOLDER AGREEMENT).

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) A NUMBER OF THE COMPANY'S SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, REPRESENTING A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, (2) THE COMPANY'S SERIES B PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, BEING REDEEMED BY THE COMPANY OR CONVERTED INTO SHARES OF COMMON STOCK AND (3) THE RECEIPT OF CERTAIN REGULATORY CONSENTS AND APPROVALS. THE COMPANY HAS REPRESENTED TO PARENT AND PURCHASER THAT AS OF AUGUST 14, 1998, ALL SHARES OF SERIES B PREFERRED STOCK HAVE BEEN CONVERTED INTO COMMON STOCK AND THEREFORE CONDITION
(2) HAS BEEN SATISFIED. SEE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THIS OFFER TO PURCHASE.

                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or a portion of that stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for those Shares to the Depositary along with the Letter of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee, if the stockholder wishes to tender such Shares.

  Any stockholder who wishes to tender Shares and whose certificates representing those Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis should tender those Shares by following the procedures for guaranteed delivery set forth in
Section 3.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent, Dealer Manager or to brokers, dealers, commercial banks and trust companies.

                                ---------------

                     The Dealer Manager for the Offer is:
                              Piper Jaffray Inc.

August 17, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 INTRODUCTION............................................................   1
    1. Terms of the Offer...............................................    2
    2. Acceptance for Payment and Payment for Shares....................    4
    3. Procedure for Tendering Shares...................................    5
    4. Withdrawal Rights................................................    8
    5. Certain Federal Income Tax Consequences of the Offer and the
        Merger..........................................................    8
    6. Price Range of the Shares, Dividends on the Shares...............   10
    7. Effect of the Offer on the Market for the Shares, Stock Exchange
        Listing and Exchange Act Registration and Margin Securities.....   10
    8. Certain Information Concerning the Company.......................   11
    9. Certain Information Concerning Purchaser and Parent..............   13
   10. Source and Amount of Funds.......................................   15
   11. Background.......................................................   16
   12. Purpose of the Offer and the Merger; Plans for the Company; the
        Merger Agreement; the Shareholder Agreement; Other Agreements...   17
   13. Dividends and Distributions......................................   32
   14. Certain Conditions of the Offer..................................   32
   15. Certain Legal Matters............................................   34
   16. Fees and Expenses................................................   36
   17. Miscellaneous....................................................   36

TO THE HOLDERS OF COMMON STOCK OF INCONTROL, INC.:

INTRODUCTION

  Pegasus Acquisitions Corp., a Delaware corporation ("Purchaser"), hereby offers to purchase all the outstanding shares of common stock, $0.01 par value (the "Shares"), of InControl, Inc., a Delaware corporation (the "Company"), at a purchase price of $6 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Purchaser is a direct wholly-owned subsidiary of Cardiac Pacemakers, Inc., a Minnesota corporation ("CPI"), which is in turn a direct wholly-owned subsidiary of Guidant Corporation, an Indiana corporation ("Parent").

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 10, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each Share issued and outstanding (excluding Shares owned, directly or indirectly, by the Company or any wholly-owned subsidiary of the Company or by Parent, Purchaser or any other wholly-owned subsidiary of Parent and excluding Shares owned by stockholders of the Company who shall have properly perfected their appraisal rights under Delaware law) immediately prior to the effective time of the Merger (the "Effective Time") will be converted at the Effective Time into the right to receive the Offer Price in cash, without any interest thereon (the "Merger Consideration"). See Section 12.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S STOCKHOLDERS (THE "STOCKHOLDERS"), HAS APPROVED THE MERGER AGREEMENT, THE SHAREHOLDER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE SHAREHOLDER AGREEMENT, INCLUDING THE OFFER AND THE MERGER; AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

  GOLDMAN, SACHS & CO., THE COMPANY'S FINANCIAL ADVISOR ("GOLDMAN SACHS"), HAS DELIVERED TO THE COMPANY ITS WRITTEN OPINION THAT THE $6.00 PER SHARE IN CASH TO BE RECEIVED BY HOLDERS OF SHARES IN THE TENDER OFFER AND MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS. A COPY OF THE WRITTEN OPINION OF GOLDMAN SACHS IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 ("SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE.

  The Offer is conditioned upon, among other things, (i) a number of the Shares representing a majority of all outstanding Shares on a fully diluted basis being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 hereof) (the "Minimum Tender Condition"), (ii) the Company's Series B Preferred Stock, par value $0.01 per share (the "Series B Stock"), being redeemed by the Company or converted into Shares (the "Preferred Securities Condition") and (iii) the receipt of certain regulatory consents and approvals. The Company has represented to Parent and Purchaser that as of August 14, 1998, all of the issued and outstanding Series B Stock has been converted into 844,884 Shares, and therefore Purchaser has deemed the Preferred Securities Condition satisfied. See Sections 1 and 14, which set forth the conditions of the Offer, and Section 15, which discusses certain legal matters and regulatory consents and approvals.

  The Company has represented and warranted to Purchaser that, as of the close of business on August 6, 1998, 20,974,122 Shares were issued and outstanding, 1,442,217 Shares were issuable pursuant to outstanding stock options granted by the Company ("Company Options"), 838,653 Shares were issuable upon conversion of the Series B Stock and 102,901 Shares were reserved for issuance pursuant to certain warrants to purchase Shares issued by the Company (the "Company Warrants"). The Company has represented to Parent and Purchaser that as of August 14, 1998, all of the issued and outstanding Series B Stock has been converted into 844,884 Shares.

  The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the Stockholders. Under the Delaware General Corporation Law (the "DGCL"), the stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by Purchaser and its affiliates. If the Minimum Tender Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other Stockholders. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other Stockholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 12.

  The Merger Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

  Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer or the Merger. Purchaser will pay all charges and expenses of Piper Jaffray Inc. ("Piper Jaffray"), as the dealer manager (the "Dealer Manager"), First Chicago Trust Company of New York as the depositary (the "Depositary"), and Georgeson & Company Inc. as the information agent (the "Information Agent"), in connection with the Offer. See Section 16.

  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 below prior to the Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Monday, September 14, 1998, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(e)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  In the event that the Offer is not consummated, Purchaser may seek to acquire additional Shares through open market purchases, privately negotiated transactions or otherwise, upon such terms and conditions and at such prices as it shall determine, which may be more or less than the Offer Price and could be for cash or other consideration.

  The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition and the Preferred Securities Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and the receipt of all required regulatory consents and approvals. The Company has represented that as of August 14, 1998, all issued and outstanding shares of Series B Stock have been converted into 844,884 Shares and, therefore, Purchaser has deemed the Preferred Securities Condition satisfied. See Section 15 for a full discussion of required regulatory consents and approvals. The Offer is also subject to certain other conditions that are set forth in Section 14 below. Pursuant to the terms of the Merger Agreement, Purchaser expressly reserves the right (but will not be obligated) to waive any or all of the conditions of the Offer. Purchaser may extend the Offer as required by law or the applicable rules and regulations of the Commission.

  Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, subject to applicable law, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer. Purchaser also expressly reserves the right, subject to applicable law (including applicable rules and regulations of the Commission promulgated under the Exchange Act) and the terms of the Merger Agreement, at any time or from time to time, to (i) delay acceptance for payment of, or payment for, any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 below, by giving oral or written notice of such delay in payment or termination to the Depositary, and
(ii) waive any conditions or otherwise amend the Offer in any respect, by giving oral or written notice to the Depositary. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement, other than by issuing a release to the Dow Jones News Service or as otherwise required by law. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

  Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer, except that without the prior written consent of the Company, Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the conditions to the Offer, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the conditions to the Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser shall accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. If Purchaser decides to increase or, subject to the consent of the Company, to decrease the consideration in the Offer, or to change or waive the Minimum Tender Condition and if, at the time that notice of any such change or waiver is first published, sent or given to Stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of that notice, the Offer will be extended at least until the expiration of that period of ten business days.

  The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Merger Agreement and the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares that are validly tendered on or prior to the Expiration Date, and not properly withdrawn in accordance with Section 4 below, as soon as practicable after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by Purchaser in its sole discretion, which determination will be final and binding. Subject to the applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law or government regulation. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). See Section 15 below.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing (or a timely Book-Entry Confirmation (as defined in Section 3 below) with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. See Section 3 below.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined in Section 3 below) to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that
(i) such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Shares that are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (iii) Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering Stockholders.

  If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to exercise, and do exercise, withdrawal rights as described in Section 4 below. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not purchased pursuant to the Offer for any reason or if certificates are submitted for more Shares than are tendered, certificates for Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 below, the Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

  If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not the Shares were tendered prior to the increase in consideration.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent or to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

  Valid Tenders. For a Stockholder to tender validly pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (a) certificates evidencing Shares must be received by the Depositary at any such address prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary prior to the Expiration Date; or (ii) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates evidencing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made and certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates evidencing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name (or names) of the registered holder or owners appears on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a Stockholder wishes to tender Shares pursuant to the Offer and the Stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Stockholder's tender may be effected if all of the following conditions are met:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such tendered Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

  Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent's Message).

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of any Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and its instructions) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding of 31% of the payments made to Stockholders with respect to the purchase price of Shares purchased pursuant to the Offer or the Merger, a Stockholder must provide the Depositary with his or her correct taxpayer identification number ("TIN") and certify that he or she is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal; see Section 5 below.

  A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder's representation and warranty to Purchaser that (i) the Stockholder has a net long position in the Shares being tendered, within the meaning of Rule 14e-4 under the Exchange Act, and (ii) the tender of the Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for his or her own account, unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of
(a) Shares tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and that person will acquire the Shares for tender by conversion, exchange or exercise and (ii) will cause Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and conditions of the Offer.

  Appointment as Proxy. By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as his or her attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the Stockholder's rights with respect to the Shares tendered by the Stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the Stockholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the Stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Stockholders, or any adjournment or postponement of any such meeting, or in connection with any action by written consent in lieu of any such meeting or otherwise (including any such meeting or action by written consent to approve the Merger). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of Stockholders then scheduled.

4. WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after Thursday, October 15, 1998. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4. The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the tendering Stockholder must also submit to the Depositary the serial numbers shown on the particular certificates that evidence the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 above, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility procedures.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

  The following discussion summarizes the material federal income tax consequences of the Offer and the Merger that are generally applicable to Stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights). The discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations, and judicial and administrative decisions and rulings. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to the Stockholders of the Company.

  The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular Stockholders in light of their individual circumstances, and is not intended for Stockholders subject to special treatment under the federal income tax law (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, Stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, Stockholders who do not hold their stock as capital assets, Stockholders who hold more than 5 percent of the stock of the Company and Stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation). In addition, the discussion below does not address any aspect of foreign, state, local, or estate and gift taxation that may be applicable to a Stockholder.

  EACH STOCKHOLDER OF SHARES IS STRONGLY URGED AND EXPECTED TO CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER IN LIGHT OF SUCH STOCKHOLDER'S SPECIFIC CIRCUMSTANCES AS WELL AS THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

  Consequences of the Offer and the Merger to Stockholders. The receipt of the Offer Price and the Merger Consideration (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes. A Stockholder who, pursuant to the Offer or the Merger, exchanges all of its Shares for cash will recognize gain or loss equal to the difference between (i) the amount of cash such Stockholder receives in the Offer or the Merger and (ii) the Stockholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year (except amounts, if any, with respect to the exercise of appraisal rights, which are or are deemed to be interest for federal income tax purposes). In the case of individuals, "net capital gain," i.e., the excess of net long-term capital gain over net short-term capital loss, is generally subject to a reduced rate of federal income tax.

  Backup Withholding. A Stockholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Stockholder (i) has provided either an incorrect tax identification number or no number at all, (ii) is subject to backup withholding by the Internal Revenue Service for failure to report the receipt of interest or dividend income properly, or (iii) has failed to certify to the Company that such Stockholder is not subject to backup withholding or that such Stockholder is an "exempt recipient." Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Backup withholding is not an additional tax, but rather may be credited against the taxpayer's tax liability for the year. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with his or her own tax advisor as to his or her qualifications for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF THE SHARES, DIVIDENDS ON THE SHARES

  According to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company 10-K"), the principal trading market for the Shares is the Nasdaq National Market (the "NNM"), where the trading symbol is "INCL." The following table sets forth, for the periods indicated, the high and low sales prices per Share, as reported by the NNM:

  High and low sale prices per Share as reported by the NNM for the periods indicated:

                                                                  HIGH     LOW
                                                                -------- -------
     1996:
       First Quarter........................................... 18       13 3/4
       Second Quarter.......................................... 17 1/4   11 1/4
       Third Quarter........................................... 12 1/8    8
       Fourth Quarter.......................................... 10 1/2    7 1/8
     1997:
       First Quarter........................................... 10 3/8    6 3/4
       Second Quarter.......................................... 10 5/8    7 1/16
       Third Quarter........................................... 10 3/16   8 7/8
       Fourth Quarter.......................................... 10        5 1/2
     1998:
       First Quarter...........................................  8 3/8    4
       Second Quarter..........................................  7 3/4    2 1/16
       Third Quarter (through August 14, 1998).................  5 15/16  2 5/16

  On August 10, 1998, the last full trading day before the public announcement by Parent and the Company of the execution of the Merger Agreement and Purchaser's intention to commence the Offer, the last reported sale price on the NNM was $5.28125 per Share. On August 14, 1998, the last full trading day before the commencement of the Offer, the last reported sale price on the NNM was $5.75 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  According to published financial sources, the Company has not paid any dividends on the Shares for the periods presented above.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION AND MARGIN SECURITIES

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NNM for continued listing and may, therefore, be delisted from such exchange. According to the NNM's published guidelines, the NNM would consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 500,000, there were less than 300 holders of at least 100 Shares or the aggregate market value of the publicly held Shares were less than $1 million. The Company has represented in the Merger Agreement that, as of the close of business on August 6, 1998, there were 20,974,122

Shares outstanding. In addition, the Company has represented that as of August 14, 1998, all issued and outstanding shares of Series B Stock have been converted into 844,884 Shares. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NNM for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

  If the NNM were to delist the Shares (which Purchaser intends to cause the Company to seek if it acquires control of the Company and the Shares no longer meet the NNM listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the Nasdaq or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a shareholders' meeting and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing or NASDAQ reporting. Purchaser intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. If the registration of the Shares under the Exchange Act were terminated, they would no longer be "margin securities". In addition, if certain factors similar to those described in the preceding paragraph regarding listing and market quotations were no longer met, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Delaware corporation with its principal executive offices located at 6675 185th Avenue N.E., Redmond, WA 98052. According to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "Company 10-Q"), the Company is engaged in the design, development and manufacture of implantable atrial defibrillators and related products, including transvenous defibrillation leads, and temporary defibrillation catheters.

  Set forth below is certain selected consolidated financial data with respect to the Company and its subsidiaries excerpted from the Company 10-K and the Company 10-Q. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies are obtainable in the manner set forth below under "Available Information."

            SELECTED CONSOLIDATED FINANCIAL DATA OF INCONTROL, INC.
                (IN MILLIONS, EXCEPT PER-SHARE AND OTHER DATA)

                         SIX MONTHS ENDED
                             JUNE 30,              YEAR ENDED DECEMBER 31
                         ------------------  --------------------------------------
                           1998      1997     1997    1996    1995    1994    1993
                         --------  --------  ------  ------  ------  ------  ------
                            (UNAUDITED)
OPERATIONS:
Net sales............... $    1.9  $    0.6  $  2.0  $  0.3     --      --      --
Cost of sales...........      1.2       0.5     1.5     --      --      --      --
                         --------  --------  ------  ------  ------  ------  ------
Gross profit............      0.7       0.1     0.5     0.3     --      --      --
Research and
 development............     13.2      11.0    24.9    23.1    20.1    16.4     9.1
Sales, marketing and
 administrative.........      6.0       4.8    10.2     7.1     4.6     2.8     1.5
Compensation charge.....      --        --      --      8.6     --      --      --
Restructuring charge....      1.4       --      --      --      --      --      --
Interest income
 (expense), net.........      --        0.7     1.1     1.7     1.0     0.4     0.3
Net loss................    (19.9)    (15.0)  (33.5)  (36.8)  (23.7)  (18.8)  (10.3)
Preferred dividend......      0.5       --      --      --      --      --      --
Net loss applicable to
 common shareholders....    (20.4)    (15.0)  (33.5)  (36.8)  (23.7)  (18.8)  (10.3)
Net loss per share...... $  (1.08) $  (0.88) $(1.88) $(2.31) $(1.83) $(4.00)    N/A
Weighted average shares
 outstanding............    18.98     17.01   17.77   15.97   12.93    4.70     N/A
OTHER DATA
Working capital......... $    4.4  $   20.5  $ 13.7  $ 36.6  $ 18.8  $ 29.3  $ 19.0
Current ratio...........    1.6:1     5.6:1   3.2:1  11.5:1   7.2:1  12.3:1  14.4:1
Capital expenditures,
 net....................      1.4       3.3     5.7     2.2     2.3     2.6     2.5
Total assets............     20.8      32.8    28.9    45.9    27.5    37.2    24.4
Borrowings..............      3.8       3.5     4.2     2.6     3.3     3.3     2.3
Borrowings as a
 percentage of total
 capitalization.........     23.0%     11.7%   16.0%    6.0%   12.9%    9.3%    9.7%
Shareholders' equity....      5.2      26.3    22.1    41.0    22.2    32.3    21.3
Redeemable preferred
 stock..................      7.5       --      --      --      --      --      --
Book value per share.... $   0.27  $   1.55  $ 1.24  $ 2.57  $ 1.72  $ 6.87     N/A

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that any such information is untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, the Company files periodic reports, proxy statements and other information with the Commission that relates to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of those persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection and copying at the regional offices of the Commission located at Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C.

20549. The Commission also maintains a website at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants (including Parent and the Company) that file electronically with the Commission. Material filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington D.C. 20006.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

  Purchaser, a Delaware corporation, was organized to acquire all of the outstanding Shares pursuant to the Offer and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned by CPI. The principal executive offices of Purchaser are located at 4100 Hamline Avenue North, St. Paul, Minnesota 55112.

  CPI, a Minnesota corporation, is part of the Cardiac Rhythm Management business group of Parent and is a worldwide leader in automatic implantable cardioverter defibrillator systems. CPI also designs, manufactures, and markets a full line of implantable pacemaker systems used in the treatment of slow or irregular arrhythmias. All of the issued and outstanding capital stock of CPI is owned directly by Parent. The principal executive offices of CPI are located at 4100 Hamline Avenue North, St. Paul, Minnesota 55112.

  Parent is an Indiana corporation which, together with its subsidiaries, is a multinational company that designs, develops, manufactures and markets a broad range of high-quality therapeutic devices for use in cardiac rhythm management, vascular intervention, and cardiac and vascular surgery. The principal executive offices of Parent are located at 111 Monument Circle, 29th Floor, Indianapolis, Indiana 46204.

  Except as described in this Offer to Purchase, during the last five years, neither Purchaser nor CPI nor Parent or, to the best knowledge of Purchaser, CPI and Parent, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Purchaser, CPI and Parent are set forth in Schedule I.

  Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted from Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Parent's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1998 and June 30, 1997, in each case filed with the Commission by Parent. More comprehensive financial information is included in such reports and other documents filed with the Commission by Parent, and the following summary is qualified in its entirety by reference to such reports and other documents and all financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies should be obtainable in the manner set forth with respect to information about the Company in Section 8. Material filed by Parent can also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

 SELECTED CONSOLIDATED FINANCIAL DATA OF GUIDANT CORPORATION AND SUBSIDIARIES
                (IN MILLIONS, EXCEPT PER-SHARE AND OTHER DATA)

                          SIX MONTHS ENDED
                              JUNE 30,                        YEAR ENDED DECEMBER 31,
                          ---------------------     -------------------------------------------------------
                            1998         1997         1997        1996        1995      1994         1993
                          --------     --------     --------    --------    --------  --------     --------
                             (UNAUDITED)
OPERATIONS:
Net sales:
 Cardiac rhythm
  management............  $  400.5     $  313.4     $  669.6    $  574.6    $  452.4  $  378.6     $  336.5
 Vascular intervention..     523.4        201.9        591.4       425.6       447.9     464.5        451.6
 Cardiac & vascular
  surgery...............      34.2         32.9         67.2        49.5        31.0      19.3          6.6
                          --------     --------     --------    --------    --------  --------     --------
 Total net sales........     958.1        548.2      1,328.2     1,049.7       931.3     862.4        794.7
Cost of products sold...     217.4        139.8        320.8       315.9(1)    283.4     270.9        236.2
                          --------     --------     --------    --------    --------  --------     --------
 Gross profit...........     740.7        408.4      1,007.4       733.8(1)    647.9     591.5        558.5
Research and
 development............     127.8         92.0        208.3       164.6       142.8     138.3        132.6
Purchased research and
 development(2).........      28.7         57.4         57.4         --          --        --           --
Sales, marketing, and
 administrative.........     276.2        175.8        439.7       328.4       292.8     269.8        255.8
Special charges(3)......       --           --          22.6         --          --        --          81.5
                          --------     --------     --------    --------    --------  --------     --------
Income from operations..     308.0(11)     83.2(11)    279.4       240.8(1)    212.3     183.4         88.6
Other expenses, net.....      40.8         10.3         30.6(4)    104.8(5)     50.8      35.4          5.7
Litigation settlement
 charge.................      60.0(12)      --           --          --          --        --           --
Net income..............  $  134.0(13) $   42.9(14) $  145.3(6) $   52.3(7) $   92.8  $   84.2     $   46.5
Earnings per share......  $   0.91(13) $   0.29(14) $   0.99(6) $   0.36(7) $   0.64
Earnings per share--
 assuming dilution......  $   0.89(13) $   0.29(14) $   0.97(6) $   0.35(7) $   0.63
Pro forma net
 income(8)..............                                                              $   68.3
Pro forma earnings per
 share(8)...............                                                              $   0.47
Cash dividends declared
 per share..............  $  0.025     $  0.025     $   0.05    $   0.05    $  0.025       --
Weighted average shares
 outstanding............    147.28       147.06       147.15      146.73      145.75    145.50(8)
OTHER DATA:
Working capital.........  $  222.0     $  168.6     $ 83.8(9)   $  127.6    $  119.7  $  134.1     $  153.8
Current ratio...........     1.5:1        1.5:1      1.2:1(9)      1.4:1       1.4:1     1.4:1        1.7:1
Capital expenditures,
 net....................      49.5         37.2         76.8        63.6        64.9      51.8         43.7
Total assets............   1,305.9      1,075.8      1,225.0     1,024.9     1,069.1   1,122.5      1,300.4
Borrowings..............     283.7        381.9        292.2       363.5       455.0     473.0          --
Borrowings as a
 percentage of total
 capitalization.........      28.7%        43.3%        33.4%       43.8%       53.6%     62.6%         --
Shareholders' equity....     704.4        500.8        581.8       466.9       394.4     282.6(10)  1,059.6
Book value per share....  $   4.78     $   3.41     $   3.95    $   3.18    $   2.71  $   1.94

--------
 (1) Includes the impact of special obsolescence charges of $28.8 million reported in the second quarter of 1996. Excluding the effect of these charges, cost of products sold was $287.1 million, gross profit was $762.6 million, and income from operations was $269.6 million.
 (2) In conjunction with the asset acquisition of NeoCardia, LLC., the initial purchase price of $57.4 million paid in 1997 and the additional consideration of $28.7 million paid in 1998 were charged to expense. These amounts represent the appraised value of in-process research and development.
 (3) Represents merger-related costs of $11.1 million in connection with the acquisition of EndoVascular Technologies, Inc. and a special contribution to the Guidant Foundation, Inc., of $11.5 million in 1997, and restructuring charges in 1993.
 (4) Includes a one-time gain of $23.2 million on the sale of the Company's equity investment in Gynecare, Inc., and a corporate legal reserve of $11.5 million recorded in the fourth quarter of 1997.
 (5) Includes the impact of impairment charges on atherectomy-related goodwill and other intangible assets of $66.9 million. Without the effect of these special charges, other expenses were $37.9 million for the year ended December 31, 1996.
 (6) In addition to the special items mentioned in (3) and (4) above, reported net income includes a cumulative effect of a change in accounting principle of ($4.7 million), net of tax, recorded by the Company pursuant to its adoption of EITF consensus on Issue 97-13. Excluding the effect of these special items, net income was $197.4 million, earnings per share was $1.34, and earnings per share-assuming dilution was $1.32 for the year ended December 31, 1997.
 (7) Excluding the effect of the aforementioned special obsolescence and impairment charges, net income, earnings per share, and earnings per share--assuming dilution were $136.4 million, $0.93, and $0.92, respectively, for the year ended December 31, 1996.
 (8) Pursuant to the formation of Guidant, its Initial Public Offering (IPO), and resultant transfer of assets from Eli Lilly and Company (Lilly), the Company reported 1994 earnings on a pro forma basis, which give effect to the following transactions as if they occurred on January 1, 1994: (i) borrowings under certain credit agreements, (ii) dividends to Lilly, and
     (iii) receipt of IPO proceeds.
 (9) The decline in working capital and current ratio primarily resulted from the classification of $212.2 million of the Company's commercial paper and bank borrowings as a current liability.
(10) The decline in shareholders' equity from December 31, 1993, to December 31, 1994, was primarily attributable to dividends to Lilly. See (8) above.
(11) Includes the impact of purchased research and development charges of $28.7 million in 1998 and $57.4 million in 1997 related to the acquisition of NeoCardia, LLC. Excluding these charges, income from operations would have been $336.7 million and $140.6 million for the six months ended June 30, 1998 and 1997, respectively.
(12) In the first quarter of 1998, Guidant recorded a charge of $60 million related to an April 6, 1998 agreement with C.R. Bard, Inc. that granted Guidant licenses to certain patents and settled two patent infringement lawsuits.
(13) Excluding the effect of the aforementioned litigation and purchased research and development charges, net income, earnings per share, and earnings per share-assuming dilution were $191.4 million, $1.30, and $1.27, respectively, for the six months ended June 30, 1998.
(14) Excluding the impact of the aforementioned purchased research and development charge, net income, earnings per share, and earnings per share assuming dilution were $79.3 million, $0.54, and $0.53, respectively, for the six months ended June 30, 1997.

  Except as set forth below or as otherwise described in this Offer to Purchase, (i) neither Purchaser nor CPI nor Parent or, to the best knowledge of Purchaser, CPI and Parent, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of any such person, beneficially owns or has a right to acquire any equity security of the Company and (ii) neither Purchaser nor CPI nor Parent or, to the best knowledge of Parent, CPI and Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. Mr. Eugene L. Step, a director of Parent, beneficially owns 5,994 Shares.

10. SOURCE AND AMOUNT OF FUNDS

  The Offer is not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required to consummate the Offer and the Merger, to pay related fees and expenses and to pay outstanding indebtedness of the Company that may become due as a result of the Offer and the Merger is approximately $138.0 million. Purchaser expects to obtain these funds in the form of capital contributions from Parent. Parent expects to fund the capital contributions and/or loans provided to Purchaser from existing available working capital, bank borrowings and/or from existing commercial paper programs.

11. BACKGROUND

 Background of the Offer

  In January 1998, the Company engaged in preliminary discussions with Goldman Sachs concerning the possibility of entering into a strategic relationship with another company for the purpose of raising capital to fund ongoing operations.

  In February and March 1998, the Company and Goldman Sachs had informal discussions with several companies, including Parent, concerning the possibility of entering into a strategic relationship with the Company. During this time the Company and Goldman Sachs also explored the possibility of raising additional capital through public and private offerings of debt or equity.

  By letter dated March 20, 1998, the Company formally engaged Goldman Sachs to explore strategic alternatives, including the possible sale of all or a portion of the Company. The services to be provided by Goldman Sachs included providing financial advice and assistance in connection with a potential transaction, including performing financial analyses, searching for a purchaser acceptable to the Company, coordinating visits of potential purchasers and assisting the Company in negotiating the financial aspects of any transaction. Pursuant to the engagement, Goldman Sachs contacted several companies thought to possibly have an interest in either acquiring the Company or entering into a strategic relationship. Although the Company received certain preliminary indications of interest as a result of these efforts, no company other than Parent was willing to enter into meaningful discussions with the Company concerning an acquisition or a strategic relationship.

  On July 9, 1998, the Company received a non-binding written indication of interest from Parent to acquire all of the Company's outstanding Shares for $110,000,000, or approximately $5.00 per share. Also on July 9, 1998, the Board of Directors of the Company met to discuss Parent's offer. Based in part on discussions with Goldman Sachs, the Company determined that the offer of approximately $5.00 per share was insufficient. The Board of Directors of the Company instructed selected officers and Goldman Sachs to engage in further discussions with Parent to explore a potential sale of the Company to Parent on terms acceptable to the Company.

  On July 13, 14, 20, 21 and 22, 1998, the Company presented to representatives of Parent information regarding research and development, intellectual property, clinical, regulatory, financial, personnel, legal, contract and tax matters which had been previously requested by Parent. After this meeting, representatives of the Company, Parent and Goldman Sachs had further discussions clarifying information previously delivered to Parent and additional requested information was sent to Parent.

  On July 30, 1998, Parent's Board of Directors authorized Parent to make an offer to acquire the Company.

  On July 31, 1998, the Company received a written offer from Parent to acquire all of the Company's outstanding Shares for $132,000,000. On August 3, 1998, the Board of Directors of the Company met and instructed selected officers of the Company to advise Parent of its willingness to discuss a transaction substantially on the terms offered, subject to certain conditions. Thereafter, the Company and Goldman Sachs began discussions with Parent in anticipation of negotiating the Merger Agreement.

  On August 3, 1998, Parent delivered to the Company a proposed form of Merger Agreement and Shareholder Agreement, and the parties commenced negotiations.

  On August 6, 1998, representatives of the Company and Parent met to conduct further negotiations. Parent agreed to increase the offer price of its offer to acquire all of the Company's outstanding shares to $6.00 per share for all such shares, for an aggregate purchase price of approximately $135,000,000. Parent also agreed to make the loan reflected in the Credit Agreement. After this meeting, representatives of the Company, Parent and Goldman Sachs had further discussions regarding the drafting of the definitive Merger Agreement and Parent delivered to the Company a proposed form of Credit Agreement.

  On August 9 and 10, 1998, representatives of Parent and the Company met in New York to complete the negotiations of the Merger Agreement, the Shareholders Agreement and the Credit Agreement.

  On August 10, 1998, the Board of Directors met to discuss the final terms of the proposed transaction. Following a presentation by Goldman Sachs and Company counsel, and after discussion, Goldman Sachs delivered to the Board of Directors of the Company its oral opinion, subsequently confirmed in writing, that the $6.00 in cash per common share to be received by the Stockholders in the Offer and the Merger is fair from a financial point of view to such holders. The Board of Directors of the Company unanimously approved and adopted the Merger Agreement, the Shareholder Agreement and the Credit Agreement. The Company also amended its shareholder rights plan pursuant to which the Offer and the Merger were excepted out of the effects of the shareholder rights plan.

  Following the meeting of the Board of Directors, Parent, Purchaser and the Company finalized the terms of, and executed and delivered, the Merger Agreement and the Credit Agreement, and Parent, Purchaser and the Selling Stockholders delivered the Shareholder Agreement.

  On August 11, 1998, the Company and Parent announced the transaction publicly by issuing the press release attached as Exhibit (a)(8) to the
Schedule 14D-1.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; THE SHAREHOLDER AGREEMENT; THE CREDIT AGREEMENT; OTHER MATTERS

 Purpose of the Offer and the Merger

  The purpose of the Offer is for the Purchaser to acquire complete control of, and an equity interest in, the Company. The Purchaser intends to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public Stockholders to Parent and to provide Stockholders with cash for all of their Shares. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OR A SOLICITATION OF CALLS FOR A SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WHICH PARENT OR PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

  Parent believes that the Company's business will strengthen Parent's position as a global leader in providing products for the treatment of cardiovascular disease by providing Parent with an enhanced ability to create advanced devices designed to provide physicians with maximum flexibility in treating heart rhythm disorders.

 Plans for the Company

  Following the completion of the Merger, Parent intends to integrate the operations of the Company into Parent's Cardiac Rhythm Management business group and to evaluate and review the Company's operations and consider what, if any, changes would be desirable in light of circumstances that then exist. In that regard, Parent has notified a substantial number of employees of the Company that their employment will be terminated by the Company following the Effective Time and has offered them severance packages. In addition, the directors of Purchaser will be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation. Except as described in this Offer to Purchase, neither Parent nor Purchaser currently has any present specific plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any other material change in the Company's corporate structure or business, (iv) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (v) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

 The Merger Agreement

  The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

  The Offer. The Merger Agreement provides for the making of the Offer by Purchaser. The obligation of Purchaser to, and of Parent to cause Purchaser to, commence the Offer and accept for payment, and pay for any Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition, the Preferred Securities Condition, the receipt of regulatory approvals and consents and certain other conditions that are described in
Section 14. Purchaser has expressly reserved the right to make changes in the terms and conditions of the Offer, except that without the prior written consent of the Company, Purchaser has agreed that it will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the Offer Conditions, (iv) extend the Offer (except, (x) if, at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such condition are satisfied or waived, (y) as required by law or the applicable rules and regulations of the Commission or the interpretation or position of the Commission staff applicable to the Offer and (z) for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (x) or
(y) of this sentence), (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares; provided, however, that Purchaser may waive any condition (other than the Minimum Tender Condition) to the Offer in its sole discretion; provided, further, that in the event that the redemption notice for the Series B Stock has been given, but the redemption notice period has not expired, Purchaser will extend the expiration date of the Offer until such time as the redemption notice period has expired. Assuming the prior satisfaction or waiver of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, accept for payment, and pay for, all Shares validly tendered pursuant to the Offer that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practical after the expiration date thereof. Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

  Board Representation. The Merger Agreement provides that promptly upon the acceptance for payment pursuant to the Offer by Purchaser of such number of Shares that represents at least a majority of the Shares outstanding, and from time to time thereafter, Purchaser will be entitled to designate such number of directors on the Company's Board of Directors as will give Purchaser (i) subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause Purchaser's designees to be so elected by its existing Board of Directors and (ii) each subsidiary of the Company and each committee of the Board of Directors of the Company and each such subsidiary as will give Purchaser a majority of such directors or committee, and the Company shall, at such time, cause Purchaser's designees to be so elected. In the event that Purchaser's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"); and provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director, or if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be officers of affiliates of the Company, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors. At the request of Parent, and subject to applicable law, the Company will take all action necessary to effect any such election, including, mailing to the Stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agreed to make such mailing with the mailing of the Schedule 14D-9 (as defined in the Merger Agreement). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase or decrease the size of the Company's and each subsidiary's Board of Directors and each committee thereof and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to, and to constitute a majority of the Company's and each subsidiary's Board of Directors and each committee thereof as provided above. Following the election or appointment of Purchaser's designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement, extension of the time for the performance of the obligations or other acts of Parent or Purchaser, the exercise or waiver of the Company's rights or remedies under the Merger Agreement, or, following the termination of the Merger Agreement in accordance with its terms, the entrance into any other merger or consolidation between the Company and Parent or any subsidiary of Parent will require the affirmative vote of a majority of Independent Directors then in office.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, Purchaser will be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation. At the Effective Time, by virtue of the Merger, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned, directly or indirectly, by the Company or any wholly-owned subsidiary of the Company or by Parent, Purchaser or any other subsidiary of Parent and excluding Dissenting Shares (as defined below)) will be converted into the right to receive the Merger Consideration, without any interest thereon, upon surrender and exchange of a certificate which immediately prior to the Effective Time represented such Shares (each, a "Certificate"). Each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, which will thereupon become an indirect, wholly-owned subsidiary of Parent. Each Share that is owned by the Company or any subsidiary of the Company and all Shares owned by Parent or any subsidiary or Purchaser will be cancelled and retired and shall cease to exist and no consideration will be delivered or deliverable in exchange therefor. The Merger will become effective upon the filing of a Certificate of Merger (as defined in the Merger Agreement) with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger. Pursuant to the Merger Agreement, the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time will be the initial certificate of incorporation of the Surviving Corporation and the by-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the initial by-laws of the Surviving Corporation.

  Dissenting Shares. Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders ("Dissenting Stockholders") who shall have not voted in favor of the Merger or consented thereto in writing and who shall have complied with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and require payment of fair value (as defined in the DGCL) for their Shares ("Dissenting Shares") will not be converted into or represent the right to receive the Merger Consideration. Such Shares instead will, from and after the Effective Time, represent only the right to receive payment of such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand or fails to perfect or otherwise loses his rights as a Dissenting Stockholder to payment of fair value, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company has agreed to give Parent (i) prompt notice of any demands for fair value for Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company has also agreed that it will not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

  Payment for Shares. Parent has agreed that prior to the Effective Time it will designate an Exchange Agent (as defined in the Merger Agreement) to act as Exchange Agent in the Merger and, from time to time, prior to or after the Effective Time, Parent will make available, or shall cause the Surviving Corporation to make available, to the Exchange Agent cash in such amounts and at such times as is necessary for the prompt payment of the Merger Consideration to holders of Shares upon surrender of their Certificates (other than the Company or any wholly-owned subsidiary of the Company or Parent, Purchaser or any other wholly-owned Subsidiary of Parent, or holders of Dissenting Shares (as defined above)).

  Any portion of the cash provided to the Exchange Agent which remains undistributed to the holders of Shares for six months after the Effective Time shall be returned to the Parent and any holders of Shares who have not theretofore complied with the Merger Agreement and the instructions set forth in the Letter of Transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. All interest and other income accrued in respect of the cash provided to the Exchange Agent shall inure to the benefit of and be paid to Parent.

  Options. The Company has taken all necessary action so that effective as of the Effective Time, (i) each outstanding stock option (the "Options") to purchase Shares granted under the Company's stock option or similar plans (the "Company Option Plans"), whether or not then exercisable or vested, will become fully exercisable and vested, (ii) each Option that is then outstanding will be cancelled and (iii) in consideration of such cancellation, and except to the extent that Parent or Purchaser and the holder of any such Option otherwise agree, the Company (or, at Parent's option, Purchaser) will pay to each holder of an Option an amount in respect thereof equal to the product of
(x) the excess, if any, of the Offer Price over the exercise price of each such Option and (y) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of any withholding taxes required by the Code or other applicable law). Following the Effective Time no holder of an Option shall have any rights thereunder other than to receive cash as contemplated by the Merger Agreement and following the Effective Time no person shall have any right to acquire any security of the Surviving Corporation (or any subsidiary thereof) as a result of any agreement or obligation of the Company or any subsidiary.

  Company Stockholders' Meeting. The Merger Agreement provides that the Company will, if adoption of the Merger Agreement by a majority of the outstanding Shares ("Company Stockholder Approval") is required by law, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a

Stockholders' meeting (the "Company Stockholders Meeting") for the purpose of obtaining Company Stockholder Approval. At the Company Stockholders' Meeting, the Board will recommend to its stockholders that the Company Stockholder Approval be given. If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary proxy statement (the "Proxy Statement") with the Commission and shall use all reasonable efforts to respond to any comments of the Commission or its staff and to cause the Proxy Statement to be mailed to the Company's Stockholders as promptly as practicable.

  Notwithstanding the preceding paragraph, in the event that Purchaser or any other subsidiary of Parent has acquired at least 90% of the outstanding Shares, the parties to the Merger Agreement have agreed, at the option and request of Parent, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a Company Stockholders' Meeting, in accordance with the short form merger provisions of the DGCL. Parent has agreed that it will cause all shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties. These include representations and warranties by the Company to Parent and Purchaser with respect to (i) due organization and good standing, (ii) capitalization, (iii) authority to enter into the Merger Agreement, (iv) consents and approvals required for consummation of the Merger; no violations; (v) Commission reports and financial statements, (vi) absence of certain changes or events, (vii) no undisclosed liabilities, (viii) information supplied, (ix) employee benefit plans and labor matters; (x) contracts, (xi) litigation, (xii) compliance with applicable law, (xiii) tax matters, (xiv) environmental matters, (xv) state takeover statutes, (xvi) intellectual property matters, (xvii) Food and Drug Administration and product matters, (xviii) year 2000 compliance, (xix) insurance, (xx) absence of questionable payments, (xxi) opinion of financial advisor and (xxii) brokers and finders.

  Parent and Purchaser also have made certain representations and warranties to the Company with respect to (i) due organization and good standing, (ii) authority to enter into the Merger Agreement, (iii) consents and approvals; no violations; (iv) information supplied; (v) interim operations of Purchaser,
(vi) brokers and (vii) financing.

  Conduct of Business Pending the Merger. The Company has agreed that during the period from the date of the Merger Agreement and continuing until such time as Parent's designees shall constitute a majority of the Company's Board of Directors, the Company and its subsidiaries will carry on their businesses in the ordinary course in substantially the same manner as previously conducted, and will use all reasonable efforts to preserve intact their present business organizations and relationships with third parties, keep available the services of its current officers and employees and preserve their relationships with customers, consultants, doctors, clinical investigators, suppliers and others having business dealings with them. Except as provided in the Merger Agreement, the Company has further agreed that neither it, nor any of its subsidiaries will: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly-owned subsidiary of the Company to its Parent and cash dividends on the Series B Stock in accordance with the Certificate of Designations of the Series B Stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the redemption of the Series B Stock in accordance with the Certificate of Designations of the Series B Stock and the acquisition of Common Stock of the Company that was held as collateral for the Company's Alternative Minimum Tax Loans ("AMT Loans")); (iv) issue, deliver, sell, pledge, encumber, grant, confer or award or authorize or propose the issuance, delivery, sale, pledge, encumberance, grant, conferring or award of, any shares of its capital stock or any other security or any option, warrant, conversion right or other right to acquire any capital stock or other security, other than the issuance of Shares upon the exercise of Options or Warrants or the conversion of Series B Stock outstanding as of the date of the Merger Agreement and in accordance with the terms of such Options, Warrants or Series B Stock, as applicable; (v) amend or propose to amend its certificate of incorporation or by-laws or similar organizational documents; (vi) except as permitted in the Merger Agreement, authorize, propose, or enter into, or announce an intention to authorize, propose, or enter into, an agreement with respect to any merger, consolidation or business combination (other than the Merger), any acquisition of assets not in the ordinary course of business or any securities, any disposition, lease or license of assets not in the ordinary course of business or any disposition of any securities, or relinquishment of any material contract rights; (vii) (a) change any significant practice with respect to taxes, (b) make, revoke or change any significant election with respect to taxes or (c) settle or compromise any significant tax liability except in any situation described in clauses (a)-(c) in which a delay in such action would result in material penalties or material detriment to the Company and its subsidiaries taken as a whole; (viii) except pursuant to the Credit Agreement
(a) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business, (b) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company or (c) incur any liability other than in the ordinary course of business; (ix) make or agree to make any capital expenditures out of the ordinary course of business; (x) except pursuant to the Credit Agreement, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents (as defined in the Merger Agreement) or incurred since the date of such financial statements in the ordinary course of business; (xi) (a) modify, amend or terminate any material contract, (b) waive, release or assign any material rights or claims, (c) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement or (d) except in the ordinary course of business, enter into any material contracts or transactions; (xii) except for the transaction relating to the AMT Loans disclosed in the Company Disclosure Schedule (a) increase the compensation or benefits of any director, officer, employee or consultant, except for increases in the ordinary course of business, (b) adopt any new Company Plan (as defined in the Merger Agreement) or any amendment to an existing Company Plan, (c) enter into any employment or consulting agreement with any director, officer, employee or consultant or (d) accelerate the payment of compensation or benefits to any director, officer, employee or consultant; or (xiii) authorize any of, or commit or agree to take any of, the foregoing actions or any action which would result in a breach of any representation or warranty of the Company contained in the Merger Agreement as of the date when made or as of any future date or would result in any of the Offer Conditions not being satisfied.

  No Solicitation. The Merger Agreement provides that the Company will, and will cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company has agreed that it will not, and will cause its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. For purposes of the Merger Agreement, "Takeover Proposal" means any inquiry, proposal, offer or expression of interest by any third party relating a merger, consolidation or other business combination involving the Company or any subsidiary, or any purchase of more than 15% of the consolidated assets of the Company or more than 15% of the Shares, or any similar transaction. The Merger Agreement also provides that any material modification of a Takeover Proposal shall constitute a new Takeover Proposal.

  The Company has also agreed that neither the Board of Directors of the Company nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, the approval, recommendation or statement as to advisability by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement, (ii) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Takeover Proposal, (iii) cause the Company to enter into any agreement related to any Takeover Proposal (other than a confidentiality agreement as described in the next paragraph) or (iv) take or fail to take any action (including amending the Rights Plan or the Rights (each as defined in the Merger Agreement) which is designed to or which has the effect of making all or any part of the Rights, the Rights Plan, Section 203 of the DGCL or Article 12.1.1. of the Company's Certificate of Incorporation not applicable to or not triggered by any Takeover Proposal.

  The Parent and Purchaser have agreed that prior to the purchase of at least a majority of the outstanding Shares pursuant to the Offer, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that its fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and furnish information to, any person, entity or group after such person, entity or group has delivered to the Company, in writing, an unsolicited bona fide Takeover Proposal (which may be subject to customary conditions, including a "due diligence" condition) if such person, group or entity enters into a confidentiality agreement substantially identical to the Confidentiality Agreement (as defined in the Merger Agreement) and the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, that (i) such Takeover Proposal would result in a transaction more favorable than the transactions contemplated hereby to the Stockholders from a financial point of view, (ii) the person making such Takeover Proposal is financially capable of consummating such Takeover Proposal or that the financing necessary to consummate such Takeover Proposal, to the extent required, is then committed or is capable of being obtained by such person and (iii) such Takeover Proposal is otherwise as likely to be consummated as are the transactions contemplated hereby (such a Takeover Proposal being hereinafter referred to as a "Superior Proposal"). In addition the parties have agreed that notwithstanding the above provisions, in connection with a possible Takeover Proposal, the Company may refer a third party to the section of the Merger Agreement regarding non-solicitation or make a copy of such section available to a third party. In the event the Company receives a Superior Proposal, nothing contained in the Merger Agreement (but subject to the terms thereof, including without limitation
Section 8.5 (relating to expenses)) will prevent the Board of Directors of the Company from recommending such Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making the recommendation called for by the Merger Agreement if Company Stockholder Approval is required, and, to the extent it does so, the Company may refrain from soliciting proxies to secure the vote of the Stockholders as may be required by the relevant sections of the Merger Agreement and the Board of Directors of the Company may amend the Schedule 14D-9 to reflect the withdrawal of its recommendation set forth therein and file a new Schedule 14D-9 setting forth its recommendation with respect to such Superior Proposal; provided however, that the Company will (i) provide Parent at least twenty-four (24) hours' prior notice of any Company Board of Directors meeting at which it is reasonably expected to contemplate a Superior Proposal and (ii) not accept or recommend to the Stockholders a Superior Proposal for a period of not less than five (5) business days after Parent's receipt of a copy of such Superior Proposal; and provided further that, unless the Merger Agreement has been terminated in accordance with its provisions, nothing in the section regarding non-solicitation will limit the Company's obligation to call, give notice of, hold or convene the Company Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, modified or not yet made) or to provide the Stockholders with material information relating to such meeting.

  The Company has agreed that it will immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company has also agreed that it will immediately inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal.

  Nothing contained in the section regarding non-solicitation of the Merger Agreement will prohibit the Company from taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law, provided, however, that except as set forth above, the Company has agreed that neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or the Merger Agreement or approve or recommend, or propose to approve or recommend, or state to be advisable, a Takeover Proposal.

  Access to Information. The Merger Agreement provides that the Company will, and will cause each of its subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, agents and other representatives reasonable access to all of the properties, personnel, books and records of the Company and its subsidiaries, and shall furnish promptly all information concerning the business, properties and personnel of the Company and its subsidiaries as Parent may reasonably request. All such information will be kept confidential in accordance with the terms of the Confidentiality Agreement (as defined in the Merger Agreement).

  Updating. The Company has agreed to supplement or amend the Company Disclosure Schedule with respect to any material matter arising or any material information obtained after the date of the Merger Agreement which, if existing, occurring or known at or prior to the date of the Merger Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which would be necessary to complete or correct any information in such schedule or in any representation and warranty of the Company which has been rendered inaccurate thereby. The Company has also agreed that it shall promptly inform Parent of (a) claims for breach of contract, and defaults, non-renewals or any consents that would be required under any contracts because of the transactions contemplated by the Merger Agreement or the Shareholder Agreement, (b) any Material Adverse Effect (as defined in the Merger Agreement) on the Company, (c) any litigation or governmental entity complaint, investigation or hearing (or communications indicating the same may be contemplated) against or affecting the Company or any subsidiary or (d) any written notice from any taxing authority proposing any tax adjustments relating to the Company or any subsidiary and provide to Parent a copy of such notice. The Company has also agreed to promptly deliver to Parent copies of any filings made by the Company or any subsidiary with the Commission subsequent to the date of the Merger Agreement.

  Reasonable Efforts. The parties have agreed to assist each other in consummating and making effective the transactions contemplated by the Merger Agreement and the Shareholder Agreement as promptly as practicable. This cooperation will include, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate such transactions and the taking of commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or governmental entity, including making filings pursuant to the HSR Act and (ii) using all reasonable efforts to cause the satisfaction of all conditions to Closing. In this regard, each has agreed to promptly consult with, and inform the other with respect to and provide copies to each other of all filings made with government entities and of any communication from any governmental entity regarding any of the transactions contemplated by the Merger Agreement or the Shareholder Agreement and to endeavor to consult with each other with respect to, comply with and respond to any requests for additional information or documentary material from any such governmental entity with respect to the transactions contemplated by the Merger Agreement or the Shareholder Agreement

  In addition, nothing in the Merger Agreement requires, or will be construed to require, Parent or any of its affiliates to proffer to, or agree to (i) license, sell, hold separate, discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any license, sale, holding separate, or discontinuance or limitation by the Company of any of its assets or businesses) or (ii) any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, could, in the judgment of the Board of Directors of Parent, materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by the Merger Agreement. Lastly, Parent shall cause Purchaser to comply with its obligations under the Merger Agreement.

  Indemnification; Insurance. Parent and Purchaser have agreed to continue to indemnify the current or former directors or officers (the "Indemnified Parties") of the Company and its subsidiaries pursuant to any provisions now existing in their favor in their respective certificates of incorporation or bylaws (or similar organizational documents) for the period of all applicable statutes of limitations from the Effective Time for their acts or omissions occurring prior to the Effective Time.

  In addition, Parent has agreed that, for the period of all applicable statutes of limitations from the Effective Time, unless it guaranties the indemnification obligations described above, it will maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance (or, substitute coverage under another insurance policy with terms that are no less advantageous to the intended beneficiaries thereof than those of the Company's policy), subject to certain annual premium limitations.

  The above-mentioned indemnification obligations will survive the consummation of the Merger and will be binding on all successors and assigns of Parent and the Surviving Corporation. Parent, Purchaser, the Company and the Surviving Corporation have agreed to reimburse each of the Indemnified Parties for all costs and expenses (including attorneys' fees and disbursements) incurred by any such Indemnified Party against Parent, Purchaser, the Company or the Surviving Corporation to enforce to the fullest extent the rights to indemnification set forth in the Merger Agreement, provided that there is a finding that such Indemnified Party was entitled to such indemnification.

  Certain Litigation. The Company has agreed that it shall not settle any litigation commenced after the date of the Merger Agreement against the Company or any of its directors by any Stockholder of the Company relating to the Offer, the Merger, the Merger Agreement, or the Shareholder Agreement, without the prior written consent of Parent. In addition, except as provided in the Merger Agreement, the Company has agreed not to voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and shall cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

  Certain Transaction Related Fees. The Company has agreed not to, and will not permit any subsidiary to, spend or otherwise become liable or obligated for any fees, costs or other expenses arising out of or related to the transactions contemplated by the Merger Agreement and by the Shareholder Agreement, in excess of $4,000,000, and has also agreed not to amend its arrangements with Goldman Sachs without the consent of Parent.

  Benefit Arrangements. Parent has agreed that for a period of at least one year following the Effective Time, Parent will provide benefits to employees of the Company and its subsidiaries that are substantially equivalent to the benefits currently provided to similarly situated employees of Parent and its subsidiaries. In addition, subject to certain exceptions, from and after the Effective Time, Parent and its subsidiaries will grant all employees of the Company and its subsidiaries who were employed by the Company or any subsidiary of the Company immediately before the Effective Time credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent or its subsidiaries) with the Company or its Subsidiaries prior to the Effective Time for (i) vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with the Company or its subsidiaries were service with Parent or its subsidiaries. Parent has also agreed to waive, subject to certain exceptions, for all employees of the Company or any subsidiary of the Company immediately before the Effective Time, certain conditions generally applicable to Parent's medical or dental benefit plans. The Merger Agreement does not prevent, prohibit, restrict or limit in any way Parent's ability to terminate the employment of any employee of the Company or any of its subsidiaries and any agreements to provide to such employee benefits pursuant to the Merger Agreement will terminate with respect to such employee at the time such employee's employment is terminated. The Parent and the Company have agreed that they will negotiate in good faith the terms and conditions of severance arrangements with respect to employees of the Company.

  Takeover Statutes. The parties have agreed that if any "fair price," "moratorium," "control share acquisition" or other form of antitakeover law is or shall become applicable to the Merger Agreement or the Shareholder Agreement or any transaction contemplated thereby then, unless the Board of Directors recommends a Superior Proposal in accordance with the Merger Agreement, the Company and the Board of Directors of the Company will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms set forth therein and have agreed to act to eliminate or minimize the effects of such law on such transactions.

  Redemption of Series B Stock; Expiration of Warrants. The Company has agreed to take all action necessary to redeem, including, without limitation, providing notices of redemption required pursuant to the Certificate of Designations governing the Series B Stock promptly following the satisfaction of all conditions to such redemption as provided in the Certificate of Designations for the Series B Stock and shall redeem if permitted to do so pursuant to the terms of the Certificate of Designations any and all outstanding shares of Series B Stock (other than shares of Series B Stock converted by the holders thereof into shares of Common Stock) prior to the Effective Time in accordance with the Certificate of Designations of the Series B Stock. Purchaser has agreed that it will make an offer to each holder of the outstanding Series B Stock held by such holder at the price per share of Series B Stock contemplated by Section 5(d) of the Certificate of Designations of the Series B Stock. The Company has represented that as of August 14, 1998, all issued and outstanding shares of Series B Stock have been converted into 844,884 Shares and no shares of Series B Stock remain issued or outstanding; therefore, the Company, the Parent and the Purchaser have waived these covenants. The Company has also agreed to take all action necessary to cause the expiration of the Warrants as of the Effective Time in accordance with the terms of the Warrants, including, without limitation, providing notice of the Offer and the Merger as contemplated by the terms of the Warrants promptly following the date of the Merger Agreement.

  Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligation of each party to effect the Merger shall be subject to the satisfaction of the following conditions: (i) if required by applicable law, the Company Stockholder Approval shall have been obtained, (ii) no law or order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such order and to appeal as promptly as possible any order that may be entered, (iii) Purchaser shall have previously accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer, and (iv) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity or third party necessary for the consummation of the transactions contemplated by the Merger Agreement shall have been filed, occurred or been obtained, with such exceptions as would not individually or in the aggregate have a Material Adverse Effect (as defined in the Merger Agreement) on the Company.

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of its terms by the stockholders of the Company by: (a) mutual written consent of Parent and the Company; (b) either Parent or the Company: (i) if (x) the Offer shall have expired without the acceptance for payment of Shares thereunder or (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to March 31, 1999, provided, however, that the right to terminate the Merger Agreement as described in this (b)(i) will not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under the Merger Agreement by such party; or (ii) if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order or other action shall have become final and nonappealable; (c) Parent prior to the purchase of Shares pursuant to the Offer if the Company shall have in any material respect breached or failed to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement; (d) by Parent or Purchaser if either (i) Parent or Purchaser is entitled to terminate the Offer as a result of a withdrawal or modification of the Board of Directors of the Company's recommendation statement of advisability of the Offer or the Merger or (ii) the Company has breached in any material respect its covenants described above under the heading "No Solicitation"; (e) the Company prior to the purchase of Shares pursuant to the Offer if Parent or Purchaser shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, except, in any case, such breaches and failures which are not reasonably likely to materially and adversely affect Parent's or Purchaser's ability to consummate the Offer or the Merger; (f) Parent if any person, entity or group (as such terms are defined or used in
Section 13d-3 of the Exchange Act) other than Parent or Purchaser acquires beneficial ownership (as such term is defined or used in Rule 13d-3 under the Exchange Act) of 30% or more of the outstanding Shares; or (g) the Company if prior to the purchase of at least a majority of the outstanding Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Offer, the Merger Agreement or the Merger to permit the Company to negotiate or execute a definitive agreement relating to a Superior Proposal or to approve a Superior Proposal, or the Board of Directors of the Company shall have recommended such Superior Proposal, in each case in accordance with the Merger Agreement.

  Termination Fee. If the Merger Agreement is terminated (i) by Parent prior to the purchase of Shares pursuant to the Offer if the Company shall have in any material respect breached or failed to perform any representation, warranty, covenant or other agreement contained in the Merger, (ii) by Parent or Purchaser if either (A) Parent or Purchaser is entitled to terminate the Offer as a result of a withdrawal or modification of the Board of Directors of the Company's recommendation or statement of advisability of the Offer or the Merger, (B) the Company has materially breached its "No Solicitation" covenant, (iii) by the Company if prior to the purchase of at least a majority of the outstanding Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Offer, the Merger Agreement or the Merger to permit the Company to negotiate or execute a definitive agreement relating to a Superior Proposal or to approve a Superior Proposal, or the Board of Directors of the Company shall have recommended such Superior Proposal in accordance with the terms of the Merger Agreement, or (iv) at any time on or prior to six months from the date of any termination of the Merger Agreement for any reason other than any termination by the Company prior to the purchase of Shares pursuant to the Offer if Parent or Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, except, in any case, such breaches or failures which are not reasonably likely to materially and adversely affect Parent's or Purchaser's ability to consummate the Offer or the Merger, there shall occur a Change of Control (as hereinafter defined), then the Company shall pay to Parent a fee of $5,000,000 by wire transfer of immediately available funds. Such fee shall be paid prior to and as a condition to any termination in the event of any termination by the Company if prior to the purchase of at least a majority of the outstanding Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Offer, the Merger Agreement or the Merger to permit the Company to negotiate or execute a definitive agreement relating to a Superior Proposal or to approve a Superior Proposal, or the Board of Directors of the Company shall have recommended such Superior Proposal, and in any other event within one business day following such termination. The Company has agreed that if it fails to pay the amount due pursuant to the termination provisions in the Merger Agreement when it is required to be paid, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such fee, the Company will pay to the Parent its costs and expenses (including attorneys' fees) in connection with such suit, including any costs of collection together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid.

  For purposes of the Merger Agreement, "Change of Control" means the occurrence of any of the following events: the Company is merged or consolidated with or into another corporation (other than as contemplated by the Merger Agreement) with the effect that the common stockholders immediately prior to such merger or consolidation hold less than fifty percent (50%) of the ordinary voting power of the outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation; a change in the composition of the Board of Directors of the Company after the date of the Merger Agreement (other than as contemplated by the Merger Agreement) as a result of which fewer than a majority of the incumbent directors are directors who either (i) had been directors of the Company 12 months prior to such change, or (ii) were elected, or nominated for election, to the Board of Directors with the affirmative votes of a majority of the directors who had been directors of the Company 12 months prior to such change and who were still in office at the time of the election or nomination; any person or persons, entity or group (as such terms are defined or used in Section 13d-3 under the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases, merger, privately negotiated purchases or otherwise, have become, directly or indirectly, the beneficial owner (as such term is defined or used in Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the Shares; commence, or announce the intention to commence, any tender offer or exchange offer for thirty percent (30%) or more of the Shares; or the Company shall enter into any agreement, including, without limitation, an agreement in principle, regarding any Takeover Proposal.

  Effect of Termination. The Merger Agreement provides that except as specifically provided therein, in the event of a termination of the Merger Agreement by either the Company or Parent, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective officers or directors, provided, however, that (i) nothing therein shall relieve any party for liability for any willful breach of the Merger Agreement and (ii) the Confidentiality Agreement, including the standstill provisions therein, the Credit Agreement and the agreements relating to expenses contained in Section
8.5 of the Merger Agreement (regarding expenses) shall survive any termination thereof.

  Amendment. The Merger Agreement may be amended in a writing signed by each of the parties at any time before or after obtaining the Company Stockholder Approval, but, after the purchase of Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration and after the Stockholder Approval is obtained, any amendment which by law requires stockholder approval must receive such approval to be effective.

  Extension; Waiver. The parties may, to the extent legally allowed, pursuant to an amendment to the Merger Agreement, extend the time for the performance of any of the obligations or other acts required therein, waive inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or waive compliance with any of the agreements or conditions contained therein.

  Expenses. The Merger Agreement provides that except as otherwise provided therein, each party shall bear its own expenses in connection with the transactions contemplated by the Merger Agreement.

 The Shareholder Agreement

  As an inducement and a condition to entering into the Merger Agreement, Parent and Purchaser have required that certain Stockholders (the "Selling Stockholders") agree, and the Selling Stockholders have agreed, to enter into the Shareholder Agreement.

  The following is a summary of the material terms of the Shareholder Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

  Tender of Shares. Upon the terms and subject to the conditions of the Shareholder Agreement, each Selling Stockholder has agreed to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, the number of Shares set forth opposite such Stockholder's name on Schedule A to the Shareholder Agreement constituting all of the Shares held by such Stockholders, as such Shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with Shares that may be acquired after the date of the Shareholder Agreement by such Selling Stockholder, including shares issuable upon the exercise of options to purchase Company Common Stock (as the same may be adjusted as aforesaid).

  Voting. Each Selling Stockholder has agreed that at any Company Stockholder Meeting or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Selling Stockholder shall, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) such Selling Stockholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, such Selling Stockholder shall vote (or cause to be voted) such Selling Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation or By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

  Representations and Warranties, Covenants and Other Agreements. Each Selling Stockholder has made certain representations, warranties and covenants, including with respect to (i) authority, (ii) absence of liens and encumbrances with respect to the Shares, (iii) brokers, (iv) the Merger Agreement, (v) absence of conflicts, (vi) absence of liens and encumbrances with respect to the Shares and (vii) non-solicitation of Takeover Proposals.

 The Credit Agreement

  Parent has agreed to provide the Company with a line of credit as set forth in the Credit Agreement (the "Credit Agreement"). The following is a summary of the material terms of the Credit Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

  Amount, Interest and Term. Pursuant to the terms of the Credit Agreement, Parent has agreed to loan the Company up to $10,000,000, or, upon the occurrence of a Loan Extension Event (as hereinafter defined), up to $15,000,000. Interest on the loan accrues at the rate of 7% per annum (or 9% if an Event of Default (as hereinafter defined) occurs). Interest outstanding on the loan is added to the principal balance thereof on the last day of each calendar month. The Company is obligated to pay the outstanding principal balance of the loan, plus interest accrued and not so added to principal, on February 19, 1999, or, if a Loan Extension Event occurs, on August 19, 1999. A "Loan Extension Event" occurs if Parent shall at any time breach in any material respect or fail to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement. If an Event of Default occurs, the entire principal balance of the loan, plus interest accrued and not added to principal, immediately becomes due and payable by the Company and Parent has no further obligations to make any disbursements.

  Monthly Disbursement Limits. The Company may request disbursements of up to $3,000,000 per month from Parent (the "Monthly Disbursement Limit"), provided that certain customary conditions are satisfied, and provided further that the Monthly Disbursement Limit may be exceeded to the extent the Company requires funds to (i) redeem shares of Series B Stock, (ii) pay certain taxes imposed on amounts other than operating income and not normally incurred in the ordinary course of business or (iii) to pay fees and expenses owed to Goldman Sachs.

  Prepayment. The Company may prepay any or all of the outstanding principal balance on the loan without penalty at any time, provided, however, that (i) all interest accrued on such prepaid amount (and not added to the principal amount as described above) must be paid in full at the time of prepayment and
(ii) if the Company prepays the entire outstanding principal balance of the loan, Parent is not required to make any further disbursements to the Company. The Company must repay the entire principal balance outstanding on the loan on the occurrence of either (i) a sale, lease, exchange or transfer of all or substantially all of the assets of the

Company or (ii) a Change of Control. A "Change of Control" is defined as the occurrence of any of the following events: (1) the Company is merged or consolidated with or into another corporation (other than as contemplated by the Merger Agreement) with the effect that the common stockholders immediately prior to such merger or consolidation hold less than fifty percent (50%) of the ordinary voting power of the outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation; (2) a change in the composition of the Board of Directors of the Company occurs after August 10, 1998 (other than as contemplated by the Merger Agreement) as a result of which fewer than a majority of the incumbent directors are directors who either (i) had been directors of the Company 12 months prior to such change, or (ii) were elected, or nominated for election, to the Board of Directors with the affirmative votes of a majority of the directors who had been directors of the Company 12 months prior to such change and who were still in office at the time of the election or nomination; (3) any person or persons, entity or group (within the meaning of Rule 13d-5 under the Exchange Act) shall (i) as a result of a tender or exchange offer, open market purchases, merger, privately negotiated purchases or otherwise, have become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the Shares or (ii) commence, or announce the intention to commence, any tender offer or exchange offer for thirty percent (30%) or more of the Shares; (4) the Merger Agreement is terminated (A) by Parent or Purchaser as a result of a withdrawal or modification of the Board of Directors of the Company's recommendation or statement of advisability of the Offer or the Merger, (B) by the Parent or the Purchaser if the Company has breached its "No Solicitation" covenant or (c) by the Company if prior to the purchase of at least a majority of the outstanding Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Offer, the Merger Agreement or the Merger to permit the Company to negotiate or execute a definitive agreement relating to a Superior Proposal or to approve a Superior Proposal, or the Board of Directors of the Company shall have recommended such Superior Proposal; or (5) the Company enters into any agreement, including without limitation an agreement in principle, regarding any Takeover Proposal.

  Representations and Warranties. The Company and Parent have made customary representations and warranties to each other in the Credit Agreement.

  Covenants. The Company has covenanted in the Credit Agreement to do the following: (i) to provide certain financial statements to Parent; (ii) to provide Parent with reasonable access to Company records; (iii) to maintain its continued existence; (iv) to maintain its existing facilities; (v) to comply with all laws; (vi) to comply with its agreements; (vii) to maintain usual and customary amounts of insurance; (viii) to pay taxes and other liabilities and (ix) to obtain any governmental approvals as may be necessary from time to time.

  In addition, the Company has covenanted and agreed that so long as the loan is outstanding and Parent has not failed to make a disbursement of the loan which Parent was required to make, the Company will comply with and, if applicable, cause any of its subsidiaries to comply with, the following provisions: (i) the Company shall not, directly or indirectly, take (and shall cause its subsidiaries not to take) any actions inconsistent with the ordinary course of its business as contemplated by Section 6.1 of the Merger Agreement;
(ii) the Company shall not engage in any business other than the design, development, manufacture and sale of implantable atrial defibrillators and related products, including transvenous defibrillation leads and temporary defibrillation catheters; (iii) the Company shall not, and shall not allow any of its subsidiaries to, create, incur, assume, or permit to exist any Lien (as defined in the Merger Agreement) of any kind upon any of the property or assets of the Company or such subsidiary now owned or hereafter acquired subject to certain limited exceptions for permitted encumbrances; (iv) subject to certain limited exceptions, neither the Company nor any of its subsidiaries shall enter into or become liable in connection with any sale-leaseback transaction; (v) except on terms no less favorable to the Company than would be obtainable if no such relationship existed, the Company shall not purchase, acquire or lease any property from, or sell, transfer or lease any property to, or loan or advance money to, or otherwise deal with any affiliate or subsidiary; (vi) subject to certain limited exceptions, neither the Company nor any of its subsidiaries shall make or permit to remain outstanding any Investment (as defined in the Merger Agreement); (vii) neither the Company nor any of its subsidiaries shall enter into or otherwise become liable in connection with any contracts, agreements or understandings which, individually or in the aggregate, obligate the Company or any of its subsidiaries to pay or otherwise give consideration which is equal to or greater than (A) if a Loan Extension Event has occurred, two million dollars ($2,000,000) or (B) if no Loan Extension Event has occurred, one million dollars ($1,000,000), in each case per year; (ix) the Company shall not make any grants or gifts to any person or enter into any commitments to do the same; and (x) neither the Company nor any of its subsidiaries shall sell, assign, transfer, convey or grant any license or any other right in or to any intellectual property.

  Events of Default. Each of the following constitutes an "Event of Default" under the Credit Agreement: (1) the Company fails to pay when due (whether due when scheduled or as a result of a mandatory prepayment) any payment of principal or premium in respect of the loan; (2) the Company fails to pay when due any payment of interest or other sum payable under the Credit Agreement or other loan documents or in the Merger Agreement and such default continues for fifteen (15) Banking Days after notice thereof to the Company from Parent; (3) the Company defaults in the performance of any of its respective agreements in the Credit Agreement, in any other loan document or in the Merger Agreement (and not constituting an Event of Default under any of the other clauses of Section 7.1), such default continues for thirty (30) days after notice thereof to the Company from Parent, and with respect to certain covenants only such default shall have a Material Adverse Effect; (4) any representation or warranty contained in the Credit Agreement or in certain certificates made by the Company provided pursuant to the Credit Agreement or in the Merger Agreement shall be untrue in any material respect as of the date on which the facts set forth are stated or certified; (5) any final judgment, order or decree is rendered against the Company in an amount equal to or greater than $500,000, and either (i) enforcement proceedings are commenced by any person upon such judgment or order or (ii) there is any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect, unless such judgment, order or decree is, within such 30-day period, vacated or discharged (other than by satisfaction thereof); (6) subject to certain exceptions for existing defaults, the Company (i) fails to pay when due, by stated maturity, acceleration or otherwise, any indebtedness for borrowed money of, or any guaranty of indebtedness for borrowed money by, the Company (not arising under the Credit Agreement or any related loan documents) outstanding in aggregate principal amount greater than $500,000, and such failure continues after the applicable grace period, if any, specified in the document relating thereto, or (ii) fails to perform or observe (subject to any applicable grace period) any agreement, covenant or condition with respect to any such indebtedness or guaranty if the effect of such failure is to accelerate the maturity of any such indebtedness or to permit the holder or holders of any such indebtedness or guaranty, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity or to call upon such guaranty in advance of nonpayment of the guaranteed indebtedness; (7) the Company or any subsidiary is the subject of any bankruptcy, insolvency, liquidation or similar proceeding (whether voluntary or involuntary) or the Company makes a general assignment for the benefit of creditors; or (8) any of the related loan documents shall cease for any reason to be in full force and effect and Parent is substantially deprived of any of its rights under the loan documents or any party thereto (other than Parent) shall purport to disavow its obligations thereunder, shall declare that it does not have any further obligation thereunder or shall contest the validity or enforceability thereof.

 Other Matters

  Appraisal Rights. No appraisal rights are available to Stockholders in connection with the Offer. However, if the Merger is consummated, a Stockholder will have certain rights under Section 262 of the DGCL to dissent and to demand appraisal of, and payment in cash for the fair value of, that Stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting Stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

  If a Stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, the Shares of that Stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Stockholder may withdraw his or her demand for appraisal by delivering to Purchaser a written withdrawal of such demand for appraisal and acceptance of the Merger.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

  Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Stockholders be filed with the Commission and disclosed to minority Stockholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

  If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14 below, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased. If, on or after the date of the Merger Agreement, the Company declares or pays any cash dividend on the Shares, makes other distributions on the Shares or issues, with respect to the Shares, any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to Stockholders of record prior to the transfer of the Shares purchased pursuant to this Offer to Purchase or its nominee or transferee on the Company's stock transfer records, then, subject to Section 14 below, (i) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any cash dividend or cash distribution and (ii) the whole of any non-cash dividend, distribution or issuance to be received by the tendering Stockholders will (a) be received and held by the tendering Stockholders for the account of Purchaser and will be required to be remitted promptly and transferred by each tendering Stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of Purchaser, exercised for the benefit of Purchaser, in which case the proceeds of exercise promptly will be remitted to Purchaser. Pending the remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value of the non-cash dividend, distribution, issuance or proceeds, as determined by Purchaser in its sole discretion.

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraph and nothing in this Offer to Purchase shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination of the Merger Agreement.

14.  CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless prior to the Expiration Date (as defined in the Offer) (i) the Minimum Tender Condition shall have been satisfied, (ii) the Preferred Securities Condition shall have been satisfied and (iii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following conditions exists:

    (a) there shall be threatened, instituted or pending by any governmental entity any suit, action or proceeding (i) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole,
  (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company and its subsidiaries, taken as a whole or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Shareholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the Stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on the Company;

    (b) there shall be any law or order enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any governmental entity, other than the routine application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) there shall have occurred any Material Adverse Effect with respect to the Company;

    (d)(i) the Board of Directors of the Company or any committee thereof shall have (x) withdrawn or modified in a manner adverse to Parent or Purchaser its approval, recommendation or statement as to advisability of the Offer or the Merger or its adoption of the Merger Agreement or the Shareholder Agreement, (y) approved, recommended, stated to be advisable or taken a neutral position (or failed to or was otherwise unable to take a position) with respect to any Takeover Proposal, (z) failed to reaffirm its approval, recommendation or statement as to advisability of the Offer or the Merger or its adoption of the Merger Agreement or the Shareholder Agreement within five business days of being requested by Parent to do so or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions, except any taking or disclosing to the shareholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to any Takeover Proposal if within five (5) business days of taking or disclosing to the Stockholders the aforementioned position, the Board of Directors publicly reconfirms its recommendation of the transactions contemplated by the Merger Agreement as set forth therein;

    (e) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (except where such failure to be true and correct would not have a Material Adverse Effect on the Company (except with respect to any representation or warranty which is already qualified by a materiality standard in which case such representation or warranty shall not be true and correct in all respects)), in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

    (f) the Company shall have failed to perform or comply with any agreement, obligation or covenant to be performed or complied with by it under the Merger Agreement in all material respects, which failure to perform or comply has not been cured within five business days after the giving of written notice to the Company; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  The Company has represented to Parent and Purchaser that as of August 14, 1998, all outstanding shares of the Series B Stock have been converted into Shares, and therefore, Purchaser has deemed the Preferred Securities Condition satisfied.

15. CERTAIN LEGAL MATTERS

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions; or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business; or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that the laws were applicable only under certain conditions.

  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval of either the business combination or the transaction that resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that the Board of Directors of the Company has adopted, approved and found advisable the Merger Agreement, the Offer, the Shareholder Agreement, the acquisition of Shares by Purchaser pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by the Merger Agreement and the Shareholder Agreement, and such adoptions, approvals and findings are sufficient to render inapplicable to the Offer, the Merger, the Merger Agreement, the Shareholder Agreement, the acquisition of Shares by Purchaser pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by the Merger Agreement and the Shareholder Agreement the provisions of Section 203 of the DGCL, and that no other "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation or similar law, or any other provision of the Company's Certificate of Incorporation or Bylaws, applies or purports to apply to the Offer, the Merger, the Merger Agreement, the Shareholder Agreement, the acquisition of Shares by Purchaser pursuant to the Offer and the Shareholder Agreement or any of the transactions contemplated by the Merger Agreement or the Shareholder Agreement.

  Based on information supplied by the Company and the Company's representations in the Merger Agreement, Purchaser does not believe that any state takeover statutes apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended to be a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period that follows the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Such filing was made on August 17, 1998 and such waiting period will expire at 11:59 p.m. on Tuesday, September 1, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser concerning the Offer, the waiting period will be extended and would expire 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while the negotiations continue.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or of the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge. The Merger Agreement provides that Parent is not required to proffer to, or agree to (i) license, sell, hold separate, discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any license, sale, holding separate, or discontinuance or limitation by the Company of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, could, in the judgment of the Board of Directors of Parent, materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by the Merger Agreement.

16. FEES AND EXPENSES

  Piper Jaffray Inc. is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay Piper Jaffray a fee of approximately $1.5 million, which will become payable upon consummation of the transaction. The fee is based on a percentage of the total purchase price paid in connection with the Merger. The term "total purchase price" is defined in the letter agreement between Piper Jaffray and the Company to be an amount equal to the sum of the cash, fair market value of equity securities or interests, face amount of straight and convertible debt instruments or obligations issued or issuable by the Company, indebtedness for borrowed money of the Company assumed by Parent, any dividends, and any amounts paid or payable in respect of any outstanding stock options or warrants. In addition, Parent has agreed to reimburse Piper Jaffray for all reasonable out-of-pocket expenses incurred by Piper Jaffray in connection with the transaction, including the fees and reasonable expenses of counsel, and to indemnify Piper Jaffray and certain related persons against certain losses, claims, damages, liabilities and expenses, including certain liabilities under the federal securities laws. Piper Jaffray and Piper Capital Management Inc., a division of Piper Jaffray Inc., may hold Shares on behalf of clients and other accounts over which it may have discretionary authority.

  Purchaser has retained Georgeson & Company Inc. to act as the Information Agent, and First Chicago Trust Company of New York to act as the Depositary, in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

  Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares who reside in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and to extend the Offer to holders of Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

  Purchaser has filed the Schedule 14D-1 with the Commission containing certain additional information with respect to the Offer pursuant to Rule 14d-1 under the Exchange Act. The Schedule and any amendments to the Schedule, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER THAT IS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          Pegasus Acquisitions Corp.

August 17, 1998

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

         By Mail:            By Overnight Delivery:            By Hand:



    First Chicago Trust        First Chicago Trust        First Chicago Trust
          Company                    Company                    Company
        of New York                of New York                of New York
    Tenders & Exchanges        Tenders & Exchanges        Tenders & Exchanges
        Suite 4660         c/o Securities Transferred         Suite 4680
       P.O. Box 2569         Reporting Services Inc.      14 Wall Street, 8th
Jersey City, NJ 07303-2569     One Exchange Plaza                Floor
                                   Third Floor            New York, NY 10005
                               New York, NY 10006

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     LOGO
                               Wall Street Plaza
                              New York, NY 10005
               Banks and Brokers Call: (212) 440-9800 (collect)
                                      or
                  All Others Call: (800) 223-2064 (toll free)

                     The Dealer Manager for the Offer is:

                              Piper Jaffray Inc.
                              Piper Jaffray Tower
                            222 South Ninth Street
                             Minneapolis, MN 55402
                                (800) 333-6000
                                Extension 6220